                                                                Exhibit 23.2

Basin Exploration, Inc.
370 Seventeenth Street, Suite 3400
Denver, Colorado 80202


Ladies and Gentlemen:

           We hereby authorize the reference to the following report prepared by Ryder Scott Company in a Registration Statement on Forms S-3 and S-8 and in any prospectus contained therein of filed by Basin Exploration, Inc. with the United States Securities and Exchange Commission:

           1. Estimated Future Reserves and Income Attributable to Certain Leasehold and Royalty Interests (SEC
                Parameters) as of January 1, 1999.

           We further consent to the reference to our firm under the caption "Experts" in such Registration Statement and prospectuses, as such Registration Statement may be amended.


                                       /s/ RYDER SCOTT COMPANY
                                           PETROLEUM ENGINEERS


Houston, Texas
  March 26, 1999